SUBJECT TO COMPLETION, APRIL 1, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 2001)

                                  $263,000,000
                               NORTHEAST UTILITIES

                        SENIOR NOTES, SERIES A, DUE 2012

Interest on the Notes will accrue at a rate of % per year. We will pay interest on the Notes semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2002. The Notes will mature on April 1, 2012.

We may redeem some or all of the Notes at our option in the manner and at the redemption prices which we describe under "Description of the Notes - Optional Redemption" beginning on page S-5 of this prospectus supplement. There is no sinking fund provision for the Notes.

The Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

There currently is no secondary market for the Notes and there can be no assurance that a secondary market will develop.

                              --------------------

                                                        Per Note      Total
                                                        --------      -----
  Price to public(1)..................................  $             $
  Underwriting discounts and
  commissions.........................................  $             $
  Proceeds, before expenses, to us....................  $             $

(1) Does not include accrued interest, if any, from the date of original issuance.

                              --------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes through the book-entry facilities of The Depository Trust Company against payment in New York, New York on or about April , 2002.

                              --------------------

                                Barclays Capital
Goldman, Sachs & Co.
                                 Morgan Stanley
                                                                   TD Securities

April     , 2002

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

                              --------------------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT


                                                                            Page
                                                                            ----

Forward-Looking Statements...................................................S-1
Northeast Utilities..........................................................S-1
Use of Proceeds..............................................................S-2
Selected Historical Consolidated Financial Information.......................S-2
Ratios of Consolidated Earnings to Fixed Charges.............................S-3
Description of the Notes.....................................................S-3
Underwriting.................................................................S-7
Legal Opinions...............................................................S-8

                                   PROSPECTUS

Where You Can Find More Information..........................................  1
Documents Incorporated by Reference..........................................  1
Forward-Looking Statements...................................................  2
Northeast Utilities..........................................................  2
Ratios of Earnings to Fixed Charges..........................................  3
Use of Proceeds..............................................................  3
Description of the Senior Notes..............................................  3
Legal Opinions............................................................... 11
Experts  .................................................................... 11
Plan of Distribution......................................................... 11

                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus supplement and in the documents that are incorporated by reference in the accompanying prospectus that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

         o general economic, business and regulatory conditions, including economic disruptions caused by terrorist activities;

         o     energy supply and demand;

         o     competition;

         o     federal and state regulatory developments and changes in law;

         o     availability, terms and use of capital;

         o     environmental issues;

         o     weather; and

         o     industry restructuring.

         Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement and the documents incorporated by reference in the accompanying prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

                               NORTHEAST UTILITIES

         Northeast Utilities is a holding company for a number of companies comprising the Northeast Utilities system and is not itself an operating company. Through The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company (each a direct or indirect wholly owned subsidiary of ours), we provide retail electric service to approximately 1.8 million customers in Connecticut, Massachusetts and New Hampshire and natural gas to 191,000 customers in Connecticut. We also have a number of unregulated subsidiaries which provide telecommunications, energy management and marketing and other energy related services, and we are one of the largest competitive energy suppliers in New England.

         Our principal executive offices are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01089, telephone number (413) 785-5871. Our general business offices are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.


                                 USE OF PROCEEDS

         We estimate the net proceeds from the sale of the Notes after payment of expenses will be approximately $ . We will use the proceeds of the offering, plus additional cash on hand, to fund the defeasance of the entire $263,000,000 in principal amount, plus interest accrued or accruing through May 28, 2002, on our outstanding floating rate notes due February 28, 2003, which have an interest rate of LIBOR plus 1.60% per year, or 3.50125% per year as of the date of this prospectus supplement. The floating rate notes will be called for redemption at the closing of the sale of the Notes. The redemption price of the floating rate notes will be the principal amount thereof plus interest accrued or accruing through May 28, 2002, the date of payment.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         We have derived the summary selected historical consolidated financial data set forth below for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 from our financial statements audited by Arthur Andersen LLP, independent public accountants. Our financial statements for the three-year period ended
December 31, 2001, the accompanying notes and the reports of Arthur Andersen LLP on such financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in the accompanying prospectus.1

         The following material, which is presented in this prospectus supplement solely to furnish introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference.

                                                                            Year Ended December 31,
                                                       ------------------------------------------------------------------
                                                              (Dollar amounts in millions, except per share data)

                                                           2001          2000          1999         1998         1997
                                                        ---------      ---------      -------    ---------    ---------
Operating revenues.................................     $ 6,873.8      $ 5,876.6      4,471.3    $ 3,767.7    $ 3,834.8
Operating expenses.................................       6,334.6        5,181.8      3,945.9      3,460.6      3,631.4
Operating income...................................         539.2          694.8        525.4        307.1        203.4
Net income (loss) for common shares................         243.5          (28.6)        34.2       (146.8)      (130.0)
Total assets.......................................      10,241.4       10,217.1      9,688.1     10,387.4     10,414.4
Rate reduction bonds2..............................       2,018.4            -            -            -            -
Long-term debt, net of current portion.............       2,292.6        2,029.6      2,372.3      3,282.1      3,645.7
Preferred stock subject to mandatory
   redemption, net of current portion..............           -             15.0        121.3        167.5        245.8
Common shareholders' equity........................       2,117.6        2,218.6      2,083.3      2,047.4      2,170.1
Basic earnings (loss) per common share.............          1.80          (0.20)        0.26        (1.12)       (1.01)
Fully diluted earnings (loss) per common share.....          1.79          (0.20)        0.26        (1.12)       (1.01)
Cash dividends per common share....................          0.45           0.40         0.10         -            0.25
Book value per share, as of December 31,...........         16.27          15.43        15.80        15.63        16.67

Average basic common shares outstanding ...........         135.6          141.5        131.4        130.5        129.6

--------
         1 Our Board of Trustees selected Deloitte & Touche as our external auditor beginning for the year 2002 after an extensive auditor selection process. The selection of Deloitte & Touche will be submitted to our shareholders for ratification at the annual meeting in May, 2002.

         2 The rate reduction bonds are not general obligations of Northeast Utilities or any of its subsidiaries.


                                                           December 31, 2001
                                                           -----------------
                                                               (Millions)

                                                   Actual        %     As Adjusted(1)   %
                                                 ----------     ----   -------------   ----
Capitalization:
   Common shareholders' equity .............     $  2,117.6     46.8%   $  2,116.9     46.8%
   Preferred stock not subject to mandatory
   redemption ..............................     $    116.2      2.6%   $    116.2      2.6%
   Long-term debt ..........................     $  2,292.6     50.6%   $  2,292.6     50.6%
                                                 ----------             ----------
     Total capitalization ..................     $  4,526.4             $  4,525.7
                                                 ==========             ==========

Notes payable to banks .....................     $    290.5                  290.5
Obligations under capital leases - current
   portion .................................     $      0.7                    0.7
Long-term debt and preferred stock - current
   portion .................................     $     50.5                   50.5
Obligations under capital leases ...........     $     16.8                   16.8

----------
(1) Adjusted to give effect to the consummation of the offering of the Notes and the application of the estimated proceeds therefrom, together with cash on hand, to fund the defeasance of $263,000,000 in principal amount, plus interest accrued or accruing through May 28, 2002, on our floating rate notes due February 28, 2003. The adjustment reflects the write off of approximately $662,000 in previously deferred offering expenses from the issuance of our floating rate notes.

                RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

         Our ratios of consolidated earnings to fixed charges for each of the years ended December 31, 1997 through 2001 are as follows:

                                                             Year Ended December 31,
                                               --------------------------------------------------------
                                               2001      2000        1999        1998        1997
                                               ----      ----        ----        ----        ----
Ratio of Consolidated Earnings to
Fixed Charges (1).....                         2.51x     2.11x      1.50x      0.55x(2)    0.58x(2)


(1) For purposes of computing the ratios: (i) earnings consist of pretax income from continuing operations, adjusted for income taxes, fixed charges, distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt, amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest.

(2) There was less than one-to-one coverage in 1997 and 1998. The amount of the deficiency in earnings required for one-to-one coverage in years 1997 and 1998 was $123,367,000 and $132,970,000, respectively.

                            DESCRIPTION OF THE NOTES

         The Notes are a separate series of the Senior Notes described in the accompanying prospectus and will be issued under a separate Senior Note Indenture, dated as of April 1, 2002, between us and The Bank of New York, as trustee (the "Senior Note Indenture"), in the form described in the accompanying prospectus. Our indenture, dated as of February 28, 2001, between us and The Bank of New York, as trustee, is being satisfied and discharged concurrently with the defeasance of the floating rate notes. You should read the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the form of Senior Note Indenture under which the Notes are to be issued. The description of the Notes below supplements the description of the Senior Notes contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Senior
Note Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

         The Notes will constitute the first series of our Senior Notes issued under our Senior Note Indenture. The Senior Note Indenture does not limit the amount of Senior Notes that we may issue.

         The Notes will initially be limited to $263,000,000 in aggregate principal amount. The Notes will mature on April 1, 2012, the maturity date. The Notes are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described in this prospectus supplement under "- Optional Redemption." The Senior Note Indenture permits the defeasance of the Notes upon satisfaction of the conditions described under "Description of the Senior Notes - Defeasance" in the accompanying prospectus.

         The Notes will constitute senior debt and will rank pari passu with all our other unsecured and unsubordinated indebtedness. Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. We are not allowed under applicable law to borrow money from our subsidiaries. Dividends payable by certain of our subsidiaries are restricted pursuant to the terms of the subsidiaries' long-term debt agreements and regulatory requirements, but we do not believe these restrictions should interfere with the repayment of the Notes. Holders of the Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 2001, our subsidiaries had approximately $2.54 billion of outstanding external debt for borrowed money, which includes long-term debt and short-term debt but does not include trade debt, capital leases, power purchase obligations, or rate reduction bonds, and approximately $116.2 million of outstanding preferred stock.

         The Senior Note Indenture does not currently limit the amount of indebtedness or preferred stock issuable by our subsidiaries. Please refer to "Description of the Senior Notes - General" in the accompanying prospectus.

         We will issue the Notes in fully registered form in denominations of $1,000 and multiples thereof. The Bank of New York, the Trustee under the Senior
Note Indenture, will register transfers and exchanges of the Notes and will serve as paying agent for the Notes. Principal on the Notes will be payable at the Trustee's corporate trust office at 101 Barclay Street, New York, New York 10286. We will initially issue the Notes in global form. Please refer to "- Global Securities" in this prospectus supplement and "Description of the Senior Notes - Book-Entry Only System" in the accompanying prospectus.

Interest

         The Notes will bear interest at % per year. We will pay interest semiannually in arrears on April 1 and October 1 of each year (each, an "Interest Payment Date"), beginning October 1, 2002, and on the maturity date. Interest on the Notes for any period other than a complete interest payment period will be computed on the basis of a 360 day year of twelve 30 day months for the actual number of days elapsed. If an Interest Payment Date, the maturity date of the Notes or any redemption date falls on a day that is not a business day, the payment of principal and interest or premium, if any, will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

         Interest on the Notes will accrue from, and including, April , 2002, to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be.

         We will pay the interest payable for any Interest Payment Date to the person in whose name the Note is registered at the close of business (1) on the business day prior to each Interest Payment Date if the Note remains in book-entry only form or (2) on the fifteenth calendar day before each Interest Payment Date if the Note does not remain in book-entry only form.

         When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Limitation on Liens and Sale and Leaseback Transactions

         The covenants set forth in the accompanying prospectus under "Description of the Senior Notes - Limitation on Liens" and "- Sale and Leaseback Transactions" have been made applicable to the Notes.

Optional Redemption

         We may redeem the Notes in whole or in part at our option and at any time. If we elect to redeem any of the Notes, we will do so at a redemption price equal to:

         o     100% of the principal amount of the Notes being redeemed, plus
         o     interest accrued to but excluding the date of redemption, plus
         o     a make-whole premium.

         The "make-whole premium" will be an amount equal to the excess, if any, of (i) the present value of all interest and principal payments scheduled to become due after the date of the optional redemption by us in respect of the Notes being redeemed (such present value to be determined on the basis of a discount rate equal to the sum of (a) a treasury rate and (b) basis points) over
(ii) the outstanding principal amount of the Notes being redeemed. "Treasury rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a final maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available in New York at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the remaining average life on the redemption date of the Notes being redeemed; provided, however, that if the period from the redemption date to the maturity date of the Notes is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

         If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed by a method that the Trustee deems fair and appropriate. We will mail notice of the redemption, first-class postage prepaid, to each holder of Notes to be redeemed at the holder's registered address. Notice to the holders will be given at least 30 but not more than 60 days before the redemption date, unless a shorter period is satisfactory to the Trustee. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note to be redeemed. In that case, we will issue a new Note in principal amount equal to the unredeemed portion of the Note in the name of its holder after we cancel the original Note. Notes or portions of Notes to be redeemed become due on the redemption date, and interest will cease to accrue on those Notes or portions of Notes on the redemption date.

Global Securities

         When the Notes are initially issued, one or more global securities (the "Global Securities") will represent the Notes. These Global Securities will have an aggregate principal amount equal to that of the Notes they represent. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and registered in the name of Cede & Co., a nominee of the Depositary. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Senior Note Indenture. Please refer to "Description of the Senior Notes - Book-Entry Only System" in the accompanying prospectus.

         The Global Securities may not be transferred except as a whole (1) by the Depositary to a nominee of the Depositary or (2) by a nominee of the Depositary to the Depositary or another nominee of the Depositary or (3) by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If (1) the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Senior Note Indenture with respect to the Notes represented by such Global Security, we will issue certificated notes in definitive registered form in exchange for the Global Securities representing the Notes. In addition, we may at any time and in our sole discretion determine not to have any Notes in registered form represented by one or more Global Securities and, in such event, will issue certificated notes in definitive form in exchange for the Global Securities representing the Notes. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated Notes represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

Defeasance

         We may defease the indebtedness on the Notes on the terms described under "Description of the Senior Notes - Defeasance," beginning on page 9 in the accompanying prospectus. In addition, we may defease the Notes within 60 days prior to their redemption without delivering an opinion that the defeasance will not cause the Holders of the Notes to recognize income, gain, loss or expense for Federal income tax purposes. The purpose of this provision is to give us more flexibility in timing a refinancing of the indebtedness represented by the Notes. Such a defeasance would be treated as a taxable exchange for Federal income tax purposes, as a result of which a Holder could recognize gain or loss, and which could change the amounts, timing and character of any income, gain or loss recognized on the Notes following defeasance.

Certain Notices

         With respect to any Notes represented by a Global Security, notices to be given to the holders of the Notes will be deemed to have been duly given to the holders when given to the Depositary, or its nominee, in accordance with the Depositary's policies and procedures. We believe that the Depositary's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Notes through the Depositary or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Notes may be given and received through the facilities of the Depositary. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among the Depositary, its direct and indirect participants and the beneficial owners of the Notes in global form.

         With respect to Notes not represented by a Global Security, other notices to be given to the holders of the Notes will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given.

         Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between us and Barclays Capital Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and TD Securities (USA) Inc., as the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, severally and not jointly, the Notes indicated in the following table:

                                                             Principal Amount of
Underwriters                                                         Notes
------------                                                         -----

Barclays Capital Inc........................................      $
Goldman, Sachs & Co.........................................      $
Morgan Stanley & Co. Incorporated...........................      $
TD Securities (USA) Inc.....................................      $
Total    ...................................................      $263,000,000
                                                                  ============

         In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us.

         The underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the Notes. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

         We do not plan to list the Notes on any securities exchange, and there is no established trading market for the Notes. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if they repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

         We estimate that our expenses in connection with the offer and sale of the Notes will be approximately $250,000.

         We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

         The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

         Jeffrey C. Miller, our Assistant General Counsel, Day, Berry & Howard LLP, CityPlace I, Hartford, Connecticut 06103-3499, our counsel, and Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York 10004-1490, counsel for the underwriters, will give legal opinions relating to the validity of the Notes. As of March 19, 2002, Mr. Miller beneficially owned 13,765 of our common shares.

PROSPECTUS

                               NORTHEAST UTILITIES

                                  $600,000,000
                                  SENIOR NOTES
                                  ------------

Northeast Utilities intends to offer from time to time in one or more series up to $600,000,000 of debentures, notes or other types of senior unsecured debt securities (the "Senior Notes").

When a particular series of Senior Notes is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Senior Notes (each such supplement, a "Prospectus Supplement"). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Senior Notes.

                                  ------------

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the Senior Notes directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes. "Plan of Distribution" below also provides more information on this topic.


               The date of this Prospectus is February 12, 2001.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission's rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

         We are subject to the informational requirements of the Securities Act of l934, as amended (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission's public reference facilities at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Commission's public reference facilities by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at HTTP://WWW.SEC.GOV. You can also obtain these materials at set rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                             ----------------------

         You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                             ----------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Senior Notes:

         o     Annual Report on Form 10-K for the year ended December 31, 1999;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

         o     Current Report on Form 8-K dated January 23, 2001.

         We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

                             Randy A. Shoop
                             Northeast Utilities Service Company
                             107 Selden Street
                             Berlin, Connecticut  06037
                             (860) 665-3258

                           FORWARD-LOOKING STATEMENTS

         We make statements in this Prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

         o     general economic, business and regulatory conditions;

         o the impact of our proposed merger with Consolidated Edison, Inc., including any regulatory conditions imposed on the merger;

         o     energy supply and demand;

         o     competition;

         o     federal and state regulatory developments and changes in law;

         o     availability, terms and use of capital;

         o     nuclear and environmental issues;

         o     weather; and

         o industry restructuring and cost recovery (including the potential effect of stranded costs).

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

                               NORTHEAST UTILITIES

         Northeast Utilities (the "Company") is a holding company for a number of companies comprising the Northeast Utilities system and is not itself an operating company. Through The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company (each a direct or indirect wholly owned subsidiary of ours), we provide retail electric service to approximately 1.77 million customers in Connecticut, New Hampshire and western Massachusetts and natural gas to approximately 185,000 customers in Connecticut. We also have a number of unregulated subsidiaries which provide telecommunications, energy management and marketing and other energy related services, and we are one of the largest competitive energy suppliers in New England.

         Our principal executive offices are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01089, telephone number (413) 785-5871. Our general business offices are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.


                       RATIOS OF EARNINGS TO FIXED CHARGES

         Our ratios of earnings to fixed charges for the twelve months ended
September 30, 2000 and for each of the years ended December 31, 1995 through 1999 are as follows:


                                                     Twelve Months                   Year Ended December 31,
                                                         Ended                -------------------------------------
                                                   September 30, 2000     1999     1998     1997       1996     1995
                                                   ------------------     ----    -----     ----       ----     ----
                                                      (unaudited)
Ratio of Earnings to Fixed Charges (1)......              1.97            1.50    0.55 (2)  0.58 (2)   1.46     2.71

---------------------------

(1) For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, adjusted for income taxes, fixed charges, distributed income of equity investees and minority interests; and
     (ii) fixed charges consist of interest on long-term debt, amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses, and other interest.

(2) There is less than a one-to-one ratio in these years. The amount of the deficiency in years 1997 and 1998 is $123,367,000 and $132,970,000 respectively.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the Senior Notes will be used to repay a portion of our long-term debt, all or a portion of our short-term borrowings and for other general corporate purposes, subject to applicable regulatory requirements. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

                         DESCRIPTION OF THE SENIOR NOTES

         General. The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and the form of which is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

         The Senior Notes will be issued under an indenture (the "Senior Note Indenture"), the form of which is an exhibit to the Registration Statement, between us and The Bank of New York, a New York banking corporation, as trustee (the "Senior Note Trustee").

         There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

         The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify:

         o     the designation and aggregate principal amount of such Senior
               Notes;

         o     the date or dates on which such Senior Notes will mature;

         o the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

         o the dates on which such interest will be payable or method by which such dates are to be determined;

         o     the record dates for payments of interest;

         o     any redemption terms;

         o the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

         o the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to the Company shall be sent; and

         o     other specific terms applicable to such Senior Notes. (Section
               301)

Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

         Unless otherwise indicated in the applicable Prospectus Supplement or as below described under "Limitation on Liens" and "Sale and Leaseback Transactions", there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the Holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

         Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Our subsidiaries are prohibited by the Public Utility Holding Company Act of 1935 from lending money to us, indemnifying our creditors or guaranteeing our obligations. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2000, our subsidiaries had approximately $3.13 billion of outstanding debt for borrowed money, which includes long-term debt and short-term debt but does not include trade debt, capital leases or power purchase obligations, and approximately $151 million of outstanding preferred stock. Unless otherwise specified in a Prospectus Supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

         Registration, Transfer, Exchange and Form. Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

         Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

         In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

         Book-Entry Only System. Each series of Senior Notes may be issued in the form of one or more global notes (the "Global Notes") representing all or part of such series of Senior Notes and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Senior Note Indenture (the "Depositary") and registered in the name of the Depositary or nominee of the Depositary. Certificated Senior Notes will not be exchangeable for Global Notes and, except under the circumstances described below, the Global Notes will not be exchangeable for certificated Senior Notes.

         The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.

         Upon the issuance of the Global Notes in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes represented by the Global Notes to the accounts of Participants. The accounts to be credited shall be designated by the underwriters or other purchasers of the Global Notes. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the Global Notes by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. Owners of beneficial interests in the Global Notes will not receive written confirmation from the Depositary of their purchases, but they are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which they purchased beneficial interests in the Global Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

         So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owner or Holders thereof under the Senior Note Indenture.

         Payment of principal of, premium, if any, and any interest on the Senior Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Notes representing the Senior Notes. None of the Company, the Senior Note Trustee, any paying agent or the registrar for the Senior Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         We have been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Notes, the Depositary will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

         The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If
(1) the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default, we will issue certificated notes in definitive registered form in exchange for the Global Notes representing the Senior Notes. In addition, we may at any time and in our sole discretion determine not to have any Senior Notes in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the Global Notes representing the Senior Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of certificated Senior Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such certificated notes registered in its name. (Section 311)

         Paying Agents. We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

         All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

         Consolidation, Merger, Conveyance, Sale or Transfer. Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

         o the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

         o immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedant have been satisfied. (Section
801)

         Limitation on Liens. Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company or any of its subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge, security interest or other encumbrance ("Lien") upon any property of the Company, including the capital stock of any of its subsidiaries, without effectively providing that the outstanding Senior Notes (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to

         o Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, "stock forward" transactions.

         o Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

         o Liens on any property or assets acquired from a corporation which is merged with or into the Company, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

         o any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

         o any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company may issue or assume Debt secured by Liens on cash of the Company which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to the Company by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to shares of the Company accounted for as equity transactions under applicable FASB guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

         Sale and Leaseback Transactions. If this covenant is made applicable to the Senior Notes of any series, the Company will not enter into any Sale and Leaseback Transaction unless either:

         o the Company would be entitled pursuant to the "Limitation on Liens" covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

         o the Company, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two trustees of the Company) to:

               o the retirement of long-term indebtedness of the Company ranking prior to or on a parity with the Senior Notes or

               o the investment in any property used in the ordinary course of business by the Company.

         "Attributable Value" means, as to any particular lease under which the Company is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

         "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company whereby the Company transfers the property to a person and the Company leases it from that person for a period, including renewals, in excess of 36 months.

         Modification of the Senior Note Indenture. The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby:

         o change the date upon which the principal of or the interest on any Senior Note is due and payable;

         o reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

         o change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

         o impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

         o reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable supplemental indenture or for waiver by the Holders of certain of their rights; or

         o     modify certain provisions of the Senior Note Indenture. (Section
               902)

         The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the succession of another corporation to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the Holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the Holders of the Senior Notes described in the preceding paragraph. (Section 901)

         Events of Default. An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

         o failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

         o failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

         o failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

         o default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

         o certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers' certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the Holders. (Sections 502 and 513)

         Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

         Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

         Defeasance. We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior
Note Indenture described under "-Consolidation, Merger, Conveyance, Sale or Transfer" and "-Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

         o     we irrevocably deposit with the Senior Note Trustee, in trust,
               (a) money or (b) in certain cases,

               - U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or

               - a combination thereof, in each case sufficient to pay and discharge

                      o the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us and

                      o any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

         o no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

         o we deliver to the Senior Note Trustee an opinion of counsel to the effect

               - that the Holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

               - that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

               - that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

         o we have delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

         o the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior
               Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

         o our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

         o the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section
               101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section
101)

         Resignation or Removal of Senior Note Trustee. The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

         The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

         No Recourse Against Others. The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any incorporator, stockholder, officer or director, as such, past, present or future, of us or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes.

(Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

         Concerning the Senior Note Trustee. The Senior Note Trustee under the Senior Note Indenture, and affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours.

                                 LEGAL OPINIONS

         Legal opinions relating to the validity of the Senior Notes will be given by Day, Berry & Howard LLP, CityPlace I, Hartford, Connecticut 06103-3499, counsel for the Company, and Pillsbury Winthrop LLP, New York, New York 10004-1490, counsel for any underwriters, agents or dealers.

                                     EXPERTS

         The consolidated balance sheets and consolidated statements of capitalization as of December 31, 1999 and 1998, and the consolidated statements of income, comprehensive income, shareholders' equity, cash flows and income taxes for each of the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         With respect to the unaudited interim financial information for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                              PLAN OF DISTRIBUTION

         We may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of the Senior Notes of any series.

         If we use any underwriters in the sale of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

         If any of the Senior Notes are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

         Certain persons participating in an offering of the Senior Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the Senior Notes in the open market.

         The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

         In connection with the sale of the Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

         Certain of the underwriters or agents and their associates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

         Our Declaration of Trust provides that none of our shareholders shall be held to any liability whatsoever for the payment of any sum of money, or for damages or otherwise, under any contract, obligation or undertaking made, entered into or issued by our trustees or by any officer, agent or representative elected or appointed by our trustees and no such contract, obligation or undertaking shall be enforceable against our trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against our trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  $263,000,000
                        Senior Notes, Series A, due 2012


                               NORTHEAST UTILITIES


                              Prospectus Supplement



                                Barclays Capital

                              Goldman, Sachs & Co.

                                 Morgan Stanley

                                  TD Securities


Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of these securities and with respect to their unsold allotments or subscriptions.